Cardiovascular Systems, Inc.
April 29, 2015

Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2015
THIRD-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, April 29, 2015, at 3:45 PM CT (4:45 PM ET)

•	Revenues grew to $47.0 million, a 35 percent increase over fiscal 2014 third quarter

◦	Coronary product revenues reached $7.9 million

•	FDA clears new 4 Fr 1.25 Solid Diamondback 360® Peripheral Orbital Atherectomy System

•	ORBIT II 2-year data presented at CRT, 1-year economic data to be presented at SCAI 2015

•	LIBERTY 360° enrollment tops 800

St. Paul, Minn., April 29, 2015 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal third quarter ended March 31, 2015.

The company’s third-quarter revenues increased 35 percent to $47.0 million, from $34.9 million in the third quarter of fiscal 2014. Coronary revenues grew to $7.9 million. Customer reorder revenues remained strong at 95 percent of total revenue, compared to 96 percent a year ago. Gross profit margin remained consistent at 78 percent.

CSI’s fiscal 2015 third-quarter net loss was $(10.7) million, or $(0.34) per common share, compared to a net loss of $(9.7) million, or $(0.32) per common share, in the fiscal 2014 third quarter. Net loss increased from the prior year primarily due to planned investments, including sales force expansion and coronary product commercialization. Adjusted EBITDA improved to $(6.0) million compared to $(6.4) million a year earlier.

In the first nine months of fiscal 2015, revenues increased to $133.1 million, up 37 percent from the fiscal 2014 nine-month period. Gross margin increased to 78 percent compared to 77 percent in the prior-year period, while operating expenses rose 30 percent, primarily due to the planned investments noted above. Adjusted EBITDA loss decreased by $(3.7) million to $(11.5) million, while the net loss decreased to $(24.2) million, or $(0.77) per common share, compared to $(25.7) million, or $(0.94) per common share, in fiscal 2014.

David L. Martin, CSI’s President and Chief Executive Officer, said, “Eleven consecutive quarters of 25 percent or greater revenue growth shows that physicians are increasingly turning to CSI’s orbital atherectomy technology as the primary therapy when treating patients with calcified artery disease. The unique ability of our peripheral and coronary orbital atherectomy systems to treat calcium and small vessels is expanding the market for the treatment of peripheral artery disease, including critical limb ischemia, and calcified coronary disease. Together, these conditions represent a potential market opportunity of more than $14.0 billion in the United States alone.”

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Cardiovascular Systems, Inc.
April 29, 2015

FDA Clearance for the New 4 Fr 1.25 Solid Diamondback 360® Peripheral OAS
In April, CSI received FDA clearance for its new 4 French (4 Fr) 1.25 Solid Diamondback 360® Peripheral Orbital Atherectomy System (OAS) for the treatment of peripheral artery disease (PAD). CSI’s Diamondback Peripheral 145cm systems are available in two crown designs, the 1.25mm Solid Crown, and the 1.25mm Micro Crown. Both devices offer a smaller profile and a more flexible shaft for improved ease of use.

The use of smaller access sheaths can provide procedural benefits to patients and physicians from reduced procedure times to fewer procedural complications from bleeding.

Martin said, “This new clearance further expands our 4 Fr, low-profile product portfolio, with longer and enhanced devices. Physicians now have the ability to treat PAD below the knee through a small 4 Fr access site in the groin or to treat the upper leg from access sites below the knee. This new product offering further demonstrates our ability to expand the market for treatment of peripheral artery disease.”

ORBIT II Two-Year Data Presented at Cardiovascular Research Technologies (CRT) Conference 2015
CSI completed ORBIT II enrollment of 443 patients at 49 U.S. medical centers in November 2012. The pivotal study evaluated the safety and efficacy of the company’s orbital atherectomy technology in treating patients with de novo severely calcified coronary lesions. ORBIT II was the first study in history to evaluate this problematic subset of patients. In October 2013, CSI received PMA approval from the FDA to market its Diamondback 360 Coronary OAS as a treatment for severely calcified coronary arteries to facilitate stent placement.

At CRT 2015, Dr. Jeffrey Chambers of Metropolitan Heart and Vascular Institute, Minneapolis, Minn., presented ORBIT II two-year data that demonstrated positive freedom from major adverse cardiac events (MACE) rates, including freedom from target lesion revascularization (TLR) of 93.8 percent, for this difficult-to-treat patient population.

Martin said, “The two-year ORBIT II data reaffirms that CSI’s orbital atherectomy technology is a safe and effective treatment option for severely calcified coronary arteries. Demonstrating compelling patient outcomes at two years sets CSI apart from other therapies. In addition, recent five-year results in a 33 patient single center subset of our ORBIT I trial showed freedom from TLR of 97 percent. This provides further evidence that treatment with our device results in durable outcomes.”

In May 2015, Dr. Chambers will follow up two-year patient outcomes data with a long-term (one-year) economic analysis of Diamondback 360® Coronary OAS in treating severely calcified lesions at the Society for Cardiovascular Angiography and Interventions (SCAI) 2015 Scientific Sessions.

LIBERTY 360° Trial Enrolls 800th Patient
LIBERTY 360° is a prospective, observational, multi-center clinical study evaluating acute and long-term clinical, quality of life and economic outcomes of endovascular device intervention in patients with distal outflow peripheral arterial disease. This study is designed to compare the long-term clinical and economic outcomes of CSI’s PAD systems to other treatment alternatives. In April, CSI enrolled the 800th patient, an increase of approximately 550 since June 30, 2014.

Asahi Intecc Distribution Agreement to Expire June 30, 2015
Since 2009, CSI has been the exclusive distributor of Asahi Intecc (Asahi) peripheral guidewires in the United States. This distribution agreement will expire on June 30, 2015. At that time, Asahi plans to begin selling its peripheral wires direct. During the recently completed fiscal third quarter, revenue from Asahi guidewires was not a material amount of CSI’s total revenue.

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Cardiovascular Systems, Inc.
April 29, 2015

Martin commented, “Our partnership with Asahi was designed to deliver effective solutions to patients suffering from PAD – and this collaboration has been a success for both companies. However, with a growing number of our sales representatives trained to sell both of our high-growth, high-margin, peripheral and coronary applications, CSI is focused on driving the continued rapid adoption of our OAS platform.”

Fiscal 2015 Fourth-Quarter Outlook
Martin said, “CSI is now nine months into the execution of our sales optimization strategy, with over half of our sales representatives trained to sell both the peripheral and coronary OAS. This transition requires a significant investment in sales force time and expense; however, we believe that a single sales organization for both applications will result in attractive revenue growth and profitability over the long term.”

For the fiscal 2015 fourth quarter ending June 30, 2015, CSI anticipates:

•	Revenue growth of 24 percent to 28 percent over the fourth quarter of fiscal 2014, to a range of $49.0 million to $50.5 million;

•	Gross profit as a percentage of revenues approximately 50 basis points higher than the third quarter of fiscal 2015;

•	Operating expenses approximately 3 percent higher than the third quarter of fiscal 2015; and

•	Net loss in the range of $(9.0) million to $(10.0) million, or loss per common share ranging from $(0.28) to $(0.31), assuming 31.8 million average shares outstanding.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter results today, April 29, 2015, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter access number 10416029. Please dial in at least 10 minutes prior to the call and wait for assistance. To listen to the live webcast, go to the investor section of the company’s website, www.csi360.com, and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 and enter access number 10416029. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, April 29, 2015, through 10:59 p.m. CT on Wednesday, May 6, 2015.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

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Cardiovascular Systems, Inc.
April 29, 2015

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, nearly 200,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s ability to expand the market for treatment of peripheral artery disease and calcified coronary disease; (ii) the $14.0 billion market opportunity represented by critical limb ischemia and calcified coronary disease; (iii) the LIBERTY 360° trial; (iv) the expectation that a single sales organization will result in attractive revenue growth and profitability over the long term; and (v) anticipated revenue, gross profit, operating expenses, and net loss, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, dependence on market growth; the reluctance of physicians, hospitals and other organizations to accept new products; the experience of physicians regarding the effectiveness and reliability of CSI’s products; actual clinical trial and study results; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; agreements with third parties to sell their products; regulatory developments in the U.S. and foreign countries; FDA and international regulatory clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

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Cardiovascular Systems, Inc.
April 29, 2015

Product Disclosures:

Peripheral Products
The Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

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Cardiovascular Systems, Inc.
April 29, 2015

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Revenues	$47,004	$34,945	$133,090	$97,048
Cost of goods sold	10,416	7,749	28,647	21,926
Gross profit	36,588	27,196	104,443	75,122
Expenses:
Selling, general and administrative	39,354	31,428	105,414	84,267
Research and development	7,777	5,361	23,014	14,790
Total expenses	47,131	36,789	128,428	99,057
Loss from operations	(10,543)	(9,593)	(23,985)	(23,935)
Interest and other, net	(113)	(119)	(168)	(1,727)
Net loss	$(10,656)	$(9,712)	$(24,153)	$(25,662)

Net loss per common share:
Basic and diluted	$(0.34)	$(0.32)	$(0.77)	$(0.94)

Weighted average common shares used in computation:
Basic and diluted	31,644,522	30,368,685	31,479,803	27,411,237

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Cardiovascular Systems, Inc.
April 29, 2015

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$93,485	$126,592
Accounts receivable, net	31,220	21,383
Inventories	13,219	12,890
Prepaid expenses and other current assets	3,904	1,846
Total current assets	141,828	162,711
Property and equipment, net	32,359	15,297
Patents, net	4,399	3,823
Other assets	40	70
Total assets	$178,626	$181,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ ─	$2,400
Accounts payable	17,527	12,699
Accrued expenses	16,356	14,630
Total current liabilities	33,883	29,729
Long-term liabilities
Other liabilities	2,004	117
Total long-term liabilities	2,004	117
Total liabilities	35,887	29,846
Commitments and contingencies
Total stockholders' equity	142,739	152,055
Total liabilities and stockholders' equity	$178,626	$181,901

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Cardiovascular Systems, Inc.
April 29, 2015

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Device revenue	$41,817	$30,860	$118,292	$85,508
Other product revenue	5,187	4,085	14,798	11,540
Total revenue	$47,004	$34,945	$133,090	$97,048

Device units sold:
PAD	11,304	9,514	32,812	27,348
CAD	2,020	460	4,912	563
Total device units sold	13,324	9,974	37,724	27,911

New customers:
PAD	53	46	172	154
CAD (1)	37	22	141	33

Reorder revenue %	95%	96%	96%	96%

(1) New CAD customers now exclude those in the early stage of product introduction and training.

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Cardiovascular Systems, Inc.
April 29, 2015

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Loss from operations	$(10,543)	$(9,593)	$(23,985)	$(23,935)
Add: Stock-based compensation	3,956	2,827	11,039	7,682
Add: Depreciation and amortization	583	353	1,417	982
Adjusted EBITDA	$(6,004)	$(6,413)	$(11,529)	$(15,271)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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Cardiovascular Systems, Inc.
April 29, 2015

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com